|	News

FORD EARNS SECOND QUARTER 2012 PRE-TAX OPERATING PROFIT OF $1.8 BILLION, NET INCOME OF $1 BILLION +

●
Second quarter pre-tax operating profit was $1.8 billion, or 30 cents per share, a decrease of $1 billion from second quarter 2011. Ford has now posted a pre-tax operating profit for 12 consecutive quarters

●
Second quarter net income was $1 billion, or 26 cents per share, a decrease of $1.4 billion from second quarter 2011, reflecting lower operating results except for Ford North America and higher tax expense

●	Solid second quarter results were driven by Ford North America and Ford Credit; challenges at Ford Europe and Ford South America are being addressed through the company’s One Ford plan

●	Total Automotive pre-tax operating profit was $1.4 billion, a decrease of about $900 million from second quarter 2011

●	Ford North America recorded second straight quarter with profits of more than $2 billion and operating margin exceeding 10 percent

●	Ford Credit reported a pre-tax operating profit of $438 million, a decrease of $166 million from second quarter 2011, in line with expectations

●	Revenue was $33.3 billion, a decrease of $2.2 billion from second quarter 2011

●	Ford ended the quarter with $33.9 billion in total Automotive liquidity, an increase of $1 billion compared with first quarter 2012

●	Ford expects full year total company pre-tax operating profit to be strong, but lower than 2011, with positive Automotive operating-related cash flow

Financial Results Summary+	Second Quarter			First Half
	2011	2012	B/(W) 2011	2011	2012	B/(W) 2011

Wholesales (000)	1,519	1,447	(72)	2,922	2,805	(117)
Revenue (Bils.)	$35.5	$33.3	$(2.2)	$68.6	$65.7	$(2.9)

Operating results
Pre-tax results (Mils.)	$2,878	$1,829	$(1,049)	$5,715	$4,122	$(1,593)
After-tax results (Mils.)++	1,980	1,203	(777)	3,960	2,781	(1,179)
Earnings per share++	0.49	0.30	(0.19)	0.96	0.69	(0.27)

Special items pre-tax (Mils.)	$(272)	$(234)	$38	$(333)	$(489)	$(156)

Net income / (loss) attributable to Ford
After-tax results (Mils.)	$2,398	$1,040	$(1,358)	$4,949	$2,436	$(2,513)
Earnings per share	0.59	0.26	(0.33)	1.20	0.61	(0.59)

Automotive
Operating-related cash flow (Bils.)	$2.3	$0.8	$(1.5)	$4.5	$1.7	$(2.8)

Gross cash (Bils.)	$22.0	$23.7	$1.7	$22.0	$23.7	$1.7
Debt (Bils.)	(14.0)	(14.2)	(0.2)	(14.0)	(14.2)	(0.2)
Net cash (Bils.)	$8.0	$9.5	$1.5	$8.0	$9.5	$1.5

See end notes on page 6.

DEARBORN, Mich., July 25, 2012 – Near-record profits in North America and continued strong performance from Ford Credit helped the Ford Motor Company [NYSE: F] deliver its 12th consecutive quarterly pre-tax operating profit as it reports second quarter 2012 results today.

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The company reported a pre-tax operating profit of $1.8 billion, or 30 cents per share, and net income of $1 billion, or 26 cents per share. The company also continued to generate positive Automotive operating-related cash flow, and ended the period with a strong liquidity position of $33.9 billion, an increase of $1 billion during the quarter.

“The Ford team delivered another solid quarter driven by the strength of Ford North America and Ford Credit,” said Alan Mulally, Ford president and chief executive officer. “We remain absolutely committed to continuing to make progress on our One Ford plan, including dealing decisively with near-term challenges, investing for future growth, and developing outstanding products with segment-leading quality, fuel efficiency, safety, smart design and value.”

Second quarter 2012 net income was affected by lower operating results and the impact of higher tax expense compared to a year ago that resulted from the release of the tax valuation allowance in the fourth quarter of 2011.

Ford finished the second quarter with Automotive gross cash of $23.7 billion, an increase of $700 million during the quarter. Automotive debt of $14.2 billion at the end of the second quarter was up from $13.7 billion at the end of the first quarter, primarily reflecting additional drawdowns of low-cost loans for the development of advanced vehicle technologies. The company will make its last draw on these loans by August 2012, and repayment of the loans begins in September 2012.

Ford also made payments of $800 million to its worldwide funded pension plans, of which $500 million were discretionary payments to U.S. funded plans, in line with the company’s previously-disclosed long-term strategy to de-risk its funded pension plans. Dividends paid in the quarter totaled nearly $200 million.  Automotive gross cash exceeded debt by $9.5 billion at the end of the second quarter, a net cash increase of $200 million during the quarter.

AUTOMOTIVE SECTOR

	Second Quarter				First Half
	2011	2012	B/(W) 2011		2011	2012	B/(W) 2011

Wholesales (000)	1,519	1,447	(72)		2,922	2,805	(117)
Revenue (Bils.)	$33.5	$31.4	$(2.1)		$64.5	$61.9	$(2.6)
Pre-tax results (Mils.)	$2,276	$1,382	$(894)		$4,407	$3,219	$(1,188)
Operating Margin (Pct.)	7.0%	4.9%	(2.1)	pts.	7.3%	5.6%	(1.7)	pts.

The decrease in total Automotive pre-tax operating profit and operating margin was more than explained by lower results at Ford Europe, Ford South America, and Ford Asia Pacific Africa.

Ford North America

	Second Quarter				First Half
	2011	2012	B/(W) 2011		2011	2012	B/(W) 2011

Wholesales (000)	736	719	(17)		1,351	1,370	19
Revenue (Bils.)	$19.5	$19.7	$0.2		$37.4	$38.3	$0.9
Pre-tax results (Mils.)	$1,908	$2,010	$102		$3,752	$4,143	$391
Operating Margin (Pct.)	9.8%	10.2%	0.4	pts.	10.0%	10.8%	0.8	pts.

For the second straight quarter, Ford North America pre-tax operating profit exceeded $2 billion, and operating margin exceeded 10 percent. The increase in pre-tax results compared with strong performance in 2011 reflected higher net pricing, improved contribution costs, and other factors, offset partially by higher structural costs for growth, and unfavorable volume and mix including an adverse change in U.S. dealer stocks.

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The company’s outlook for full year North America 2012 profits remains unchanged. Ford expects significantly higher pre-tax operating profit and margin compared with 2011, as consumers continue to respond to the company’s strong product line-up, including the recently-launched all-new Escape and the all-new Fusion launching in the second half of this year. Ford also remains committed to maintaining its competitive cost structure in North America.

Ford South America

	Second Quarter				First Half
	2011	2012	B/(W) 2011		2011	2012	B/(W) 2011

Wholesales (000)	135	119	(16)		249	237	(12)
Revenue (Bils.)	$2.9	$2.3	$(0.6)		$5.2	$4.7	$(0.5)
Pre-tax results (Mils.)	$267	$5	$(262)		$477	$59	$(418)
Operating Margin (Pct.)	9.1%	0.2%	(8.9)	pts.	9.1%	1.2%	(7.9)	pts.

Pre-tax operating profit and operating margin, while slightly positive, declined substantially compared with a year ago due to lower volume, higher costs, and unfavorable exchange. Although net pricing was higher compared with a year ago, it was constrained compared with recent periods by a more intense competitive environment.

Although the company continues to expect that Ford South America will be profitable for the full year, it now expects the level to be substantially lower than 2011, reflecting increased competitive pressures, weakening currencies, and changes in government policies affecting areas such as trade and access to foreign currency.

Ford continues to work on actions to strengthen competitiveness in this changing environment, looking at all areas of the business to improve operating results. These actions include fully leveraging the One Ford plan, including the introduction of an all-new lineup of global products over the next two years, starting with the launch of the all-new Ranger, EcoSport, and Fusion in the second half of this year.

Ford Europe

	Second Quarter					First Half
	2011	2012		B/(W) 2011		2011	2012		B/(W) 2011

Wholesales (000)	422	359		(63)		854	731		(123)
Revenue (Bils.)	$9.0	$7.1		$(1.9)		$17.7	$14.3		$(3.4)
Pre-tax results (Mils.)	$176	$(404)		$(580)		$469	$(553)		$(1,022)
Operating Margin (Pct.)	2.0%	(5.8	) %	(7.8)	pts.	2.6%	(3.9	) %	(6.5)	pts.

Ford Europe’s results compared with a year ago largely reflected unfavorable market factors. Volume was unfavorable due to lower industry, share and associated production adjustments to maintain dealer stocks at appropriate levels. Net pricing was lower as the industry responded to excess capacity with higher incentives. Higher contribution costs also contributed to the profit decline.

Given the deteriorating external environment in Europe, Ford now expects its full year loss in Europe to exceed $1 billion. The magnitude of this loss will be affected by a number of factors, including the overall economic environment, competitive actions, and Ford’s response to these developments.

The company recognizes the seriousness of the situation in Europe, and views the challenges the industry faces as more structural than cyclical in nature. While Ford is affected significantly because of its strong presence in the region, the company understands what is needed to achieve profitability and to generate an appropriate return on investments.

“We have faced challenging situations in other parts of the business before, and successfully addressed them through our One Ford plan,” said Bob Shanks, Ford executive vice president and chief financial officer. “We will continue to use our plan as the guide to address challenges and opportunities in our valued European operations.

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“We are reviewing all areas of our business to address the near-term challenges, while ensuring we build a strong foundation for our future,” said Shanks. “It is premature to discuss details of what our plans may be in response to the situation in Europe, but we will continue to communicate our plans at the appropriate times with all of our stakeholders.”

Ford Asia Pacific Africa

	Second Quarter					First Half
	2011	2012		B/(W) 2011		2011	2012		B/(W) 2011

Wholesales (000)	226	250		24		468	467		(1)
Revenue (Bils.)	$2.1	$2.3		$0.2		$4.2	$4.6		$0.4
Pre-tax results (Mils.)	$1	$(66)		$(67)		$34	$(161)		$(195)
Operating Margin (Pct.)	-%	(2.9	) %	(2.9)	pts.	0.8%	(3.6	) %	(4.4)	pts.

In Asia Pacific Africa, market factors were strongly positive compared with a year ago, but more than offset by higher costs associated with new products and investments to support higher volumes and future growth, as well as other factors.

Ford expects results to improve in the second half of 2012, due mainly to favorable volume and mix as Ford benefits from added capacity in China and Thailand and the all-new Focus and Ranger.

Other Automotive

In the second quarter of 2012, Other Automotive reported a loss of $163 million, compared with a loss of $76 million a year ago. The loss mainly reflects net interest expense and an unfavorable fair market value adjustment, primarily from the company’s investment in Mazda.

FINANCIAL SERVICES SECTOR

	Second Quarter			First Half
	2011	2012	B/(W) 2011	2011	2012	B/(W) 2011
Revenue (Bils.)	$2.0	$1.9	$(0.1)	$4.1	$3.8	$(0.3)
Ford Credit pre-tax results (Mils.)	$604	$438	$(166)	$1,317	$890	$(427)
Other Financial Services pre-tax results (Mils.)	(2)	9	11	(9)	13	22
Financial Services pre-tax results (Mils.)	$602	$447	$(155)	$1,308	$903	$(405)

Ford Motor Credit Company

The decrease in Ford Credit’s pre-tax results was in line with expectations and is primarily explained by fewer lease terminations, which resulted in fewer vehicles sold at a gain, and lower financing margin.

Ford Credit continues to expect full year pre-tax profit of about $1.5 billion, and total distributions to its parent of between $500 million and $1 billion. Ford Credit now projects managed receivables at year end to be in the range of $85 billion to $90 billion, and managed leverage of 8-9:1 for the foreseeable future, which is a decrease from the prior target of 10-11:1 and is consistent with its goal of achieving and maintaining a strong investment grade balance sheet.

Ford Credit remains a strategic asset for Ford, delivering high levels of quality and customer satisfaction with operating efficiencies that are among the best.

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SECOND AND THIRD QUARTER PRODUCTION VOLUMES

	2012*
	Second Quarter		Third Quarter
	Actual		Forecast
		O / (U)		O / (U)
	Units	2011	Units	2011
	(000)	(000)	(000)	(000)

North America	737	27	690	34

South America	100	(30)	120	1

Europe	369	(66)	320	(31)

Asia Pacific Africa	244	20	275	65

Total	1,450	(49)	1,405	69

*	Includes production of Ford brand and JMC brand vehicles to be sold by unconsolidated affiliates

The increase in the company’s anticipated production volume for the third quarter, compared with a year ago, is more than explained by higher volumes for Ford North America and Ford Asia Pacific Africa. Compared with second quarter 2012, the company anticipates that third quarter 2012 production will be down 45,000 units, primarily reflecting seasonal summer shutdowns in North America and Europe.

OUTLOOK 2012

Going forward, Ford remains committed to all aspects of its One Ford plan, which is unchanged:

●	Aggressively restructure to operate profitably at the current demand and changing model mix
●	Accelerate the development of new products that customers want and value
●	Finance the plan and improve the balance sheet
●	Work together effectively as one team, leveraging Ford’s global assets

Ford’s planning assumptions and key metrics include the following:

	First	Full Year	Full Year
	Half	Plan	Outlook
Planning Assumptions
Industry Volume (SAAR)* -- U.S. (Mils.)	14.6	13.5 - 14.5	14.5 - 15.0
-- Europe (Mils.)**	14.3	14.0 - 15.0	About 14

Operational Metrics
Compared with Prior Year:
- Market Share -- U.S.	15.4%	About Equal (compared with 16.5%)	Lower
-- Europe**	8.1%	About Equal (compared with 8.3%)	Lower

- Quality	Mixed	Improve	Mixed

Financial Metrics
Compared with Prior Year:
- Automotive Pre-Tax Operating Profit***	$3.2 Bils.	Higher (compared with $6.3 Bils.)	About Equal / Lower
- Ford Motor Credit Pre-Tax Operating Profit	$0.9 Bils.	Lower (compared with $2.4 Bils.)	On Track
- Total Company Pre-Tax Operating Profit***	$4.1 Bils.	About Equal (compared with $8.8 Bils.)	Lower
- Automotive Structural Costs Increase****	$0.6 Bils.	Less Than $2.0 Bils.	On Track
- Automotive Operating Margin***	5.6%	Improve (compared with 5.4%)	About Equal / Lower

Absolute Amount:
- Capital Spending (Bils.)	$2.3	$5.5 - $6.0	About $5

Expect Total Company Full Year Pre-Tax Operating Profit To Be Strong, But
Lower Than 2011, And Positive Automotive Operating-Related Cash Flow

*	Includes medium and heavy trucks
**	The 19 markets we track
***	Excludes special items; Automotive operating margin is defined as Automotive pre-tax results, excluding special items and Other Automotive, divided by Automotive revenue
****	Structural cost changes are measured primarily at present-year exchange, and exclude special items and discontinued operations

Ford also continues to work toward its mid-decade outlook by implementing its One Ford plan.

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“We have made tremendous progress in recent years by executing the fundamentals of our One Ford plan,” said Mulally. “Our One Ford plan led the way through the successful restructuring of our North American business and the recent economic recession. It remains our guide as we work to sustain our strong Ford North America operations and grow our important Ford Credit business, while addressing the diverse challenges and opportunities we have in other parts of the world.”

# # #

+
The financial results discussed herein are presented on a preliminary basis; final data will be included in Ford’s Quarterly Report on Form 10-Q for the period ended June 30, 2012.  The following information applies to the information throughout this release:

●	Pre-tax operating results exclude special items unless otherwise noted.
●
See tables following the “Safe Harbor/Risk Factors” for the nature and amount of special items, and reconciliation of items designated as “excluding special items” to U.S. generally accepted accounting principles (“GAAP”).  Also see the tables for reconciliation to GAAP of Automotive gross cash and operating-related cash flow.

●	Operating margin is defined as Automotive pre-tax results, excluding special items and Other Automotive, divided by Automotive revenue.
●
Discussion of overall Automotive cost changes is measured primarily at present-year exchange and excludes special items and discontinued operations; in addition, costs that vary directly with production volume, such as material, freight, and warranty costs, are measured at present-year volume and mix.

●
Wholesale unit sales and production volumes include the sale or production of Ford-brand and JMC-brand vehicles by unconsolidated affiliates. JMC refers to our Chinese joint venture, Jiangling Motors Corporation. See materials supporting the July 25, 2012 conference calls at www.shareholder.ford.com for further discussion of wholesale unit volumes.

++
Excludes special items and “Income/(Loss) attributable to non-controlling interests.”  See tables following “Safe Harbor/Risk Factors” for the nature and amount of these special items and reconciliation to GAAP.

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CONFERENCE CALL DETAILS

Ford Motor Company [NYSE:F] releases its preliminary second quarter 2012 financial results at 7 a.m. EDT today. The following briefings will be conducted after the announcement:

●
At 9 a.m. EDT, Alan Mulally, president and chief executive officer, Ford Motor Company, and Bob Shanks, executive vice president and chief financial officer, will host a conference call for the investment community and news media to discuss 2012 second quarter financial results.

●
At 11 a.m. EDT, Neil Schloss, vice president and treasurer, Ford Motor Company, Michael Seneski, chief financial officer, Ford Motor Credit Company, and Stuart Rowley, vice president and controller, Ford Motor Company, will host a conference call for fixed income analysts and investors.

Listen-only presentations and supporting materials will be available on the internet at www.shareholder.ford.com.  Representatives of the news media and the investment community participating by teleconference will have the opportunity to ask questions following the presentations.

Access Information – Wednesday, July 25
Earnings Call: 9 a.m. EDT
Toll Free: 866.515.2912
International: 617.399.5126
Earnings Passcode: “Ford Earnings”

Fixed Income: 11 a.m. EDT
Toll Free: 866.318.8616
International: 617.399.5135
Fixed Income Passcode: “Ford Fixed Income”

Replays – Available after 2 p.m. the day of the event through Wednesday, Aug. 1
www.shareholder.ford.com
Toll Free: 888.286.8010
International: 617.801.6888

Passcodes:
Earnings: 81845751
Fixed Income: 54835985

About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 168,000 employees and about 65 plants worldwide, the company’s automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford’s products, please visit www.ford.com.

# # #

Contacts:	Media:	Equity Investment	Fixed Income	Shareholder
		Community:	Investment
Community:
	Jay Cooney	Larry Heck	Molly Tripp	1.800.555.5259 or
	1.313.319.5477	1.313.594.0613	1.313.621.0881	1.313.845.8540
	jcoone17@ford.com	fordir@ford.com	fixedinc@ford.com	stockinf@ford.com

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Safe Harbor/Risk Factors

Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based on expectations, forecasts, and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation:

●	Decline in industry sales volume, particularly in the United States or Europe, due to financial crisis, recession, geopolitical events, or other factors;
●	Decline in market share or failure to achieve growth;
●	Lower-than-anticipated market acceptance of new or existing products;
●	Market shift away from sales of larger, more profitable vehicles beyond our current planning assumption, particularly in the United States;
●	An increase in fuel prices, continued volatility of fuel prices, or reduced availability of fuel;
●	Continued or increased price competition resulting from industry excess capacity, currency fluctuations, or other factors;
●	Fluctuations in foreign currency exchange rates, commodity prices, and interest rates;
●	Adverse effects on our operations resulting from economic, geopolitical, or other events;
●
Economic distress of suppliers that may require us to provide substantial financial support or take other measures to ensure supplies of components or materials and could increase our costs, affect our liquidity, or cause production constraints or disruptions;

●
Work stoppages at Ford or supplier facilities or other limitations on production (whether as a result of labor disputes, natural or man-made disasters, tight credit markets or other financial distress, information technology issues, production constraints or difficulties, or other factors);

●	Single-source supply of components or materials;
●	Labor or other constraints on our ability to maintain competitive cost structure;
●	Substantial pension and postretirement health care and life insurance liabilities impairing our liquidity or financial condition;
●	Worse-than-assumed economic and demographic experience for our postretirement benefit plans (e.g., discount rates or investment returns);
●	Restriction on use of tax attributes from tax law “ownership change;”
●	The discovery of defects in vehicles resulting in delays in new model launches, recall campaigns, reputational damage, or increased warranty costs;
●	Increased safety, emissions, fuel economy, or other regulations resulting in higher costs, cash expenditures, and/or sales restrictions;
●	Unusual or significant litigation, governmental investigations or adverse publicity arising out of alleged defects in our products, perceived environmental impacts, or otherwise;
●
A change in our requirements where we have long-term supply arrangements committing us to purchase minimum or fixed quantities of certain parts, or to pay a minimum amount to the seller (“take-or-pay” contracts);

●	Adverse effects on our results from a decrease in or cessation or clawback of government incentives related to investments;
●	Inherent limitations of internal controls impacting financial statements and safeguarding of assets;
●	Cybersecurity risks to operational systems, security systems, or infrastructure owned by us or a third-party vendor, or at a supplier facility;
●	Failure of financial institutions to fulfill commitments under committed credit facilities;
●
Inability of Ford Credit to access debt, securitization, or derivative markets around the world at competitive rates or in sufficient amounts, due to credit rating downgrades, market volatility, market disruption, regulatory requirements, or other factors;

●	Higher-than-expected credit losses, lower-than-anticipated residual values or higher-than-expected return volumes for leased vehicles;
●	Increased competition from banks or other financial institutions seeking to increase their share of financing Ford vehicles; and
●	New or increased credit, consumer, or data protection or other regulations resulting in higher costs and/or additional financing restrictions.

Ford cannot be certain that any expectation, forecast, or assumption made in preparing forward-looking statements will prove accurate, or that any projection will be realized.  It is to be expected that there may be differences between projected and actual results.  Ford's forward-looking statements speak only as of the date of initial issuance, and Ford does not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.  For additional discussion of these risks, see “Item 1A. Risk Factors” of Ford's Annual Report on Form 10-K for the year ended December 31, 2011.

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	2012 Second Quarter		2012 First Half
		After-Tax		After-Tax
	Net Income	Oper. Results	Net Income	Oper. Results
	Attributable	Excl. Special	Attributable	Excl. Special
	to Ford	Items*	to Ford	Items*

After-Tax Results (Mils.)
After-tax results*	$1,040	$1,203	$2,436	$2,781
Effect of dilutive 2016 Convertible Notes**	10	10	21	21
Effect of dilutive 2036 Convertible Notes**	-	-	-	-
Diluted after-tax results	$1,050	$1,213	$2,457	$2,802

Basic and Diluted Shares (Mils.)
Basic shares (Average shares outstanding)	3,815	3,815	3,809	3,809
Net dilutive options and warrants***	101	101	129	129
Dilutive 2016 Convertible Notes	95	95	95	95
Dilutive 2036 Convertible Notes	3	3	3	3
Diluted shares	4,014	4,014	4,036	4,036

EPS (Diluted)	$0.26	$0.30	$0.61	$0.69

*	Excludes Income / (Loss) attributable to non-controlling interests; special items detailed on page 10
**	As applicable, includes interest expense, amortization of discount, amortization of fees, and other changes in income or loss that result from the application of the if-converted method for convertible securities
***	Net dilutive effect includes approximately 57 million and 76 million dilutive shares for the Second Quarter and First Half of 2012, respectively, representing the net share settlement methodology for the 362 million warrants outstanding as of June 30, 2012

	Second Quarter		First Half
	2011	2012	2011	2012
	(Mils.)	(Mils.)	(Mils.)	(Mils.)

North America	$1,908	$2,010	$3,752	$4,143
South America	267	5	477	59
Europe	176	(404)	469	(553)
Asia Pacific Africa	1	(66)	34	(161)
Other Automotive	(76)	(163)	(325)	(269)
Total Automotive (excl. special items)	$2,276	$1,382	$4,407	$3,219
Special items -- Automotive	(272)	(234)	(333)	(489)
Total Automotive	$2,004	$1,148	$4,074	$2,730
Financial Services	602	447	1,308	903
Pre-tax results	$2,606	$1,595	$5,382	$3,633
(Provision for) / Benefit from income taxes	(206)	(557)	(426)	(1,197)
Net income / (loss)	$2,400	$1,038	$4,956	$2,436
Less: Income / (Loss) attributable to non-controlling interests	2	(2)	7	-
Net income / (loss) attributable to Ford	$2,398	$1,040	$4,949	$2,436

Memo: Excluding special items
Pre-tax results	$2,878	$1,829	$5,715	$4,122
(Provision for) / Benefit from income taxes	(896)	(628)	(1,748)	(1,341)
Less: Income / (Loss) attributable to non-controlling interests	2	(2)	7	-
After-tax results	$1,980	$1,203	$3,960	$2,781

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TOTAL COMPANY
SPECIAL ITEMS

	Second Quarter		First Half
	2011	2012	2011	2012
	(Mils.)	(Mils.)	(Mils.)	(Mils.)
Personnel and Dealer-Related Items
Personnel-reduction actions	$(110)	$(51)	$(132)	$(290)
Mercury discontinuation / Other dealer actions	(61)	(13)	(62)	(29)
Job Security Benefits / Other	5	12	4	18
Total Personnel and Dealer-Related Items	$(166)	$(52)	$(190)	$(301)

Other Items
Loss on sale of two component businesses	$-	$(173)	$-	$(173)
Belgium pension	(104)	-	(104)	-
Trust Preferred redemption	-	-	(60)	-
Other	(2)	(9)	21	(15)
Total Other Items	$(106)	$(182)	$(143)	$(188)

Total Special Items	$(272)	$(234)	$(333)	$(489)

Memo:
Special Items impact on earnings per share*	$0.10	$(0.04)	$0.24	$(0.08)

*	Includes related tax effect on special items and tax special items

AUTOMOTIVE SECTOR
NET INTEREST RECONCILIATION TO GAAP

	Second Quarter		First Half
	2011	2012	2011	2012
	(Mils.)	(Mils.)	(Mils.)	(Mils.)

Interest expense	$(202)	$(188)	$(453)	$(373)
Interest income	105	65	190	152
Subtotal	$(97)	$(123)	$(263)	$(221)

Adjusted for items included / excluded from net interest
Include: Gains / (Losses) on cash equiv. and marketable securities*	25	5	22	31
Exclude: Special items	-	-	(2)	-
Other	(16)	(18)	(30)	(36)

Net Interest	$(88)	$(136)	$(273)	$(226)

*	Excludes mark-to-market adjustments of our investment in Mazda

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GROSS CASH RECONCILIATION TO GAAP

	2011		2012
	June 30	Dec. 31	Mar. 31	June 30
	(Bils.)	(Bils.)	(Bils.)	(Bils.)

Cash and cash equivalents	$9.8	$7.9	$7.3	$7.2
Marketable securities	12.2	15.0	15.8	16.6
Total cash and marketable securities	$22.0	$22.9	$23.1	$23.8

Securities in transit*	-	-	(0.1)	(0.1)
Gross cash	$22.0	$22.9	$23.0	$23.7

*	The purchase or sale of marketable securities for which the cash settlement was not made by period end and for which there was a payable or receivable recorded on the balance sheet at period end

AUTOMOTIVE SECTOR
OPERATING-RELATED CASH FLOWS RECONCILIATION TO GAAP

	Second Quarter		First Half
	2011	2012	2011	2012
	(Bils.)	(Bils.)	(Bils.)	(Bils.)

Cash flows from operating activities of continuing operations	$2.7	$1.7	$5.7	$2.6

Items included in operating-related cash flows
Capital expenditures	(1.1)	(1.2)	(2.0)	(2.3)
Proceeds from the exercise of stock options	-	-	0.1	-
Net cash flows from non-designated derivatives	0.1	(0.2)	0.1	(0.3)

Items not included in operating-related cash flows
Cash impact of Job Security Benefits and personnel-reduction actions	0.1	0.2	0.1	0.3
Pension contributions	0.5	0.8	0.8	1.9
Tax refunds and tax payments from affiliates	-	-	(0.4)	(0.1)
Settlement of outstanding obligation with affiliates	-	(0.3)	-	(0.3)
Other	-	(0.2)	0.1	(0.1)
Operating-related cash flows	$2.3	$0.8	$4.5	$1.7

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